UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Colony NorthStar, Inc.

(Exact name of registrant as specified in its charter)

Maryland	46-4591526
(State of incorporation or organization)	(IRS Employer Identification No.)

515 S. Flower Street, 44th Floor Los Angeles, California	90071
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
8.75% Series A Cumulative Redeemable Perpetual	New York Stock Exchange, Inc.
Preferred Stock, par value $0.01 per share
8.25% Series B Cumulative Redeemable Perpetual	New York Stock Exchange, Inc.
Preferred Stock, par value $0.01 per share
8.875% Series C Cumulative Redeemable Perpetual	New York Stock Exchange, Inc.
Preferred Stock, par value $0.01 per share
8.500% Series D Cumulative Redeemable Perpetual	New York Stock Exchange, Inc.
Preferred Stock, par value $0.01 per share
8.75% Series E Cumulative Redeemable Perpetual	New York Stock Exchange, Inc.
Preferred Stock, par value $0.01 per share
8.50% Series F Cumulative Redeemable Perpetual	New York Stock Exchange, Inc.
Preferred Stock, par value $0.01 per share
7.50% Series G Cumulative Redeemable Perpetual	New York Stock Exchange, Inc.
Preferred Stock, par value $0.01 per share
7.125% Series H Cumulative Redeemable Perpetual	New York Stock Exchange, Inc.
Preferred Stock, par value $0.01 per share

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1. Description of Registrant’s Securities to be Registered.

The description of the 8.75% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), the 8.25% Series B Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), the 8.875% Series C Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), the 8.500% Series D Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (the “Series D Preferred Stock”), the 8.75% Series E Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (the “Series E Preferred Stock”), the 8.50% Series F Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (the “Series F Preferred Stock”), the 7.50% Series G Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (the “Series G Preferred Stock”), and the 7.125% Series H Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (the “Series H Preferred Stock,” and together with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock and the Series G Preferred Stock, the “Preferred Stock”), of Colony NorthStar, Inc. (the “Company”) included under the heading “Description of Colony NorthStar Capital Stock” in the joint proxy statement/prospectus dated July 28, 2016, as amended (the “Prospectus”) forming part of the Company’s registration statement on Form S-4, as amended (File No. 333-212739), initially filed with the Securities and Exchange Commission (the “Commission”) on July 29, 2016 (the “Registration Statement”), shall be deemed to be incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description

3.1	Articles of Amendment and Restatement of Colony NorthStar, Inc. (incorporated by reference to the Company’s Current Report on Form 8-K filed on January 10, 2017).

3.2	Amended and Restated Bylaws of Colony NorthStar, Inc. (incorporated by reference to Company’s Current Report on Form 8-K filed on January 10, 2017).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

COLONY NORTHSTAR, INC.

By:	/s/ Darren J. Tangen
Name:	Darren J. Tangen
Title:	Chief Financial Officer and Treasurer

Date: January 10, 2017